Exhibit 5.1

March 1, 2023

Montrose Environmental Group, Inc.

5120 Northshore Drive

North Little Rock, Arkansas 72118

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Montrose Environmental Group, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 1,189,801 shares of the Company’s Common Stock, par value $0.000004 per share (the “Shares”). The Shares are to be issued under the Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan (the “Plan”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies, of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and sold against payment therefor as set forth in the Plan, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

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